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                                                              12/31/97
                                                              SEC FORM U-3A-2/A


                                    EXHIBIT B

                             Financial Data Schedule

                                   Enron Corp.
                 (for the calendar year ended December 31, 1997)

If, at the time a report on this form is filed, the registrant is required to submit this report and any amendments thereto electronically via EDGAR, the registrant shall furnish a Financial Data Schedule. The Schedule shall set forth the financial and other data specified below that are applicable to the registrant on a consolidated basis.


              Total Assets                             $23,422,000,000

              Total Operating Revenue                  $20,273,000,000

              Net Income                                  $105,000,000